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                                                                       EXHIBIT 5

                                  [LETTERHEAD]

American Cellular Corporation
13439 North Broadway Extension, Suite 200
Oklahoma City, Oklahoma 73044

Ladies and Gentlemen:

    We have been requested to render our opinion as to certain matters regarding 9 1/2% Senior Subordinated Notes due 2009 (the "Notes") of American Cellular Corporation (the "Company"), which are to be issued pursuant to a registration
statement on Form S-4 (File No. 333-    ) filed with the Securities and Exchange
Commission on       , 2001 (the "Registration Statement"). We have examined the
Company's minute books and other corporate records and the Registration Statement, and have made such other investigation as we deem necessary in order to render the opinions expressed herein. Based upon the foregoing, we are of the opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

2. The Notes proposed to be issued by the Company have been duly and validly authorized for issuance and, when issued, will be validly issued, fully paid and nonassessable.

    We hereby consent to the inclusion of this opinion letter as an exhibit to the Registration Statement. We also consent to the reference to this firm appearing under the caption "Legal Matters" and elsewhere in the prospectus which is part of the Registration Statement.

                                          Very truly yours,
                                          McAfee & Taft A Professional
                                          Corporation